Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES FIRST QUARTER FISCAL 2016 RESULTS

Vancouver, British Columbia – June 8, 2016 – lululemon athletica inc. (NASDAQ:LULU) today announced financial results for the first quarter ended May 1, 2016.
For the first quarter ended May 1, 2016:

•	Net revenue increased by 17% to $495.5 million from $423.5 million in the first quarter of fiscal 2015, or increased by 19% on a constant dollar basis.

•	Total comparable sales, which includes comparable store sales and direct to consumer, increased by 6%, or by 8% on a constant dollar basis.

•	Comparable store sales increased by 3%, or by 5% on a constant dollar basis.

•	Direct to consumer net revenue increased by 17% to $97.6 million, or by 18% on a constant dollar basis.

•	Gross profit increased by 16% to $239.1 million, and as a percentage of net revenue gross profit was 48.3% compared to 48.6% in the first quarter of fiscal 2015.

•
Income from operations decreased by 15% to $57.6 million from $68.0 million in the first quarter of fiscal 2015, and as a percentage of net revenue was 11.6% compared to 16.1% of net revenue in the first quarter of fiscal 2015. Included in selling, general and administrative expenses were net foreign exchange losses of $13.5 million, primarily due to the revaluation of U.S. dollar cash and receivables held in Canada, which were $9.1 million more than the net foreign exchange losses in the first quarter of fiscal 2015.

•
Income tax expense was $11.8 million, which included a net income tax recovery of $5.6 million related to the Company's transfer pricing arrangements and the associated plan to repatriate foreign earnings. In addition, there was a related net interest expense of $1.2 million. The effective tax rate in the first quarter of fiscal 2016 was 20.6% compared to 30.3% in the first quarter of fiscal 2015. Excluding the above tax and related interest adjustments, the effective tax rate was 29.8% in the first quarter of fiscal 2016.

•
Diluted earnings per share for the first quarter of fiscal 2016 were $0.33 compared to $0.34 in the first quarter of fiscal 2015. Excluding the above tax and related interest adjustments, diluted earnings per share were $0.30 for the first quarter of fiscal 2016.

•	During the first quarter of fiscal 2016, the Company repurchased 0.2 million shares of the Company's common stock at an average cost of $65.01 per share.
The Company ended the first quarter of fiscal 2016 with $550.0 million in cash and cash equivalents compared to $655.9 million at the end of the first quarter of fiscal 2015. Inventories at the end of the first quarter of fiscal 2016 increased by 21% to $286.2 million compared to $236.5 million at the end of the first quarter of fiscal 2015. The Company ended the quarter with 373 stores.
Laurent Potdevin, lululemon's CEO, stated: "We are pleased with our first quarter performance, delivering strong sales results and gross margin that exceeded expectations. We finished the quarter with our inventory levels rebalanced and on track to achieve our goals for the year."
Mr. Potdevin continued: "I'm extremely proud of our teams who have relentlessly built the capabilities and infrastructure necessary to support profitable growth. By continuing to invest in our people and focus on product innovation, we are well on our way to deliver on our five year plan."
Updated Outlook
For the second quarter of fiscal 2016, we expect net revenue to be in the range of $505 million to $515 million based on total comparable sales in the mid-single digits on a constant dollar basis. Diluted earnings per share are expected to be in the range of $0.36 to $0.38 for the quarter. This guidance assumes 137.5 million diluted weighted-average shares outstanding and a 30.2% tax rate.

For the full fiscal 2016, we now expect net revenue to be in the range of $2.305 billion to $2.345 billion based on total comparable sales in the mid-single digits on a constant dollar basis. Diluted earnings per share are expected to be in the range of $2.08 to $2.18 for the full year, or $2.05 to $2.15 normalized for the tax and related interest adjustments made during the first quarter of fiscal 2016. This guidance assumes 137.5 million diluted weighted-average shares outstanding and a 28.9% tax rate, which includes the above tax and related interest adjustments.
Conference Call Information
A conference call to discuss first quarter results is scheduled for today, June 8, 2016, at 9:00 a.m. Eastern time. Those interested in participating in the call are invited to dial 1-877-303-3203 approximately 10 minutes prior to the start of the call. The conference call will also be webcast live at www.lululemon.com. The webcast will be accessible on our website for approximately 30 days after the call.
About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a yoga-inspired athletic apparel company with products that create transformational experiences for people to live happy, healthy, fun lives. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
Non-GAAP Financial Measures
Constant dollar changes in net revenue, total comparable sales, comparable store sales, and direct to consumer net revenue, and the effective tax rate and diluted earnings per share excluding certain tax and related interest adjustments, are not United States generally accepted accounting principle ("GAAP") financial measures.
A constant dollar basis assumes the average foreign exchange rates for the current period remained constant with the average foreign exchange rates for the same period of the prior year. We provide constant dollar changes in net revenue, total comparable sales, comparable store sales, and changes in direct to consumer net revenue because we use these measures to understand the underlying growth rate of net revenue excluding the impact of changes in foreign exchange rates, which are not under management's control. We believe that disclosing these measures on a constant dollar basis is useful to investors because it enables them to better understand the level of growth of our business.
We disclose the effective tax rate and diluted earnings per share excluding certain tax and related interest adjustments because of their comparability to our historical information, which we believe is useful to investors.
The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the table captioned "Reconciliation of Non-GAAP Financial Measures" included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to each non-GAAP financial measure, and the related reconciliations between these financial measures.
Forward-Looking Statements:
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our future financial condition or results of operations and our prospects and strategies for future growth. In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "outlook," "believes," "intends," "estimates," "predicts," "potential" or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: our ability to maintain the value and reputation of our brand, including any negative publicity regarding our products or the production methods of our suppliers or manufacturers; the acceptability of our products to our guests, including receiving products that comply with our technical specifications and quality standards; our reliance on and limited control over third-party suppliers to provide fabrics for and to produce our products; our highly competitive market and increasing competition; an economic downturn or economic uncertainty in our key markets; increasing product costs and decreasing selling prices; our ability to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products; our ability to accurately forecast customer demand for our products; our ability to safeguard against security breaches with respect to our information technology systems; any material disruption of our information systems; our ability to manage our growth and the increased complexity of our business effectively; the fluctuating costs of raw materials; our ability to expand internationally in light of our limited operating experience and limited brand recognition in new international markets; our ability to deliver our products to the market and to meet customer expectations if we have problems with our distribution system; imitation by our competitors; our ability to protect our intellectual property rights; changes in tax laws, capital or financing needs in the United States, or our intentions with respect to the reinvestment of foreign earnings; our ability to cancel store leases if an existing or new store is not profitable; increasing labor costs and other factors associated with the production of our products in South and South East Asia; our ability to successfully open new store locations in a timely manner; our ability to comply with trade and other regulations; the continued service of our senior management; seasonality; fluctuations in foreign currency exchange rates; the operations of many of our suppliers are subject to international and other risks; our ability to source our merchandise profitably or at all; our exposure to various types of litigation; actions of activist stockholders; and other risks and uncertainties set out in filings made from time to time with the United States Securities and Exchange Commission and available at www.sec.gov, including, without limitation, our most recent reports on Form 10-K and Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.
Contacts:
Investor Contact:
Joseph Teklits/Caitlin Morahan
ICR, Inc.
203-682-8200

Media Contact:
Alecia Pulman
ICR, Inc.
203-682-8224

lululemon athletica inc.
Condensed Consolidated Statements of Operations
Unaudited; Expressed in thousands, except per share amounts

	Thirteen Weeks Ended May 1, 2016	Thirteen Weeks Ended May 3, 2015
Net revenue	$495,516	$423,544
Costs of goods sold	256,385	217,667
Gross profit	239,131	205,877
As a percent of net revenue	48.3%	48.6%
Selling, general and administrative expenses	181,542	137,841
As a percent of net revenue	36.6%	32.5%
Income from operations	57,589	68,036
As a percent of net revenue	11.6%	16.1%
Other (expense) income, net	(486)	529
Income before income tax expense	57,103	68,565
Income tax expense	11,767	20,755
Net income	$45,336	$47,810

Basic earnings per share	$0.33	$0.34
Diluted earnings per share	$0.33	$0.34
Basic weighted-average shares outstanding	137,263	141,967
Diluted weighted-average shares outstanding	137,496	142,337

lululemon athletica inc.
Condensed Consolidated Balance Sheets
Unaudited; Expressed in thousands

	May 1, 2016	January 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$550,046	$501,482
Inventories	286,230	284,009
Prepaid and receivable income taxes	92,095	91,453
Other current assets	42,822	40,095
Total current assets	971,193	917,039
Property and equipment, net	377,813	349,605
Goodwill and intangible assets, net	25,320	24,777
Deferred income taxes and other non-current assets	27,329	22,656
Total assets	$1,401,655	$1,314,077
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$6,443	$10,381
Accrued inventory liabilities	21,901	25,451
Accrued compensation and related expenses	35,083	43,524
Income taxes payable	36,892	37,736
Unredeemed gift card liability	50,387	57,736
Other accrued liabilities	51,722	50,676
Total current liabilities	202,428	225,504
Deferred income tax liability	11,382	10,759
Other non-current liabilities	51,620	50,332
Stockholders' equity	1,136,225	1,027,482
Total liabilities and stockholders' equity	$1,401,655	$1,314,077

lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Unaudited; Expressed in thousands

	Thirteen Weeks Ended May 1, 2016	Thirteen Weeks Ended May 3, 2015
Cash flows from operating activities
Net income	$45,336	$47,810
Items not affecting cash	22,066	17,955
Changes in operating assets and liabilities	(27,668)	(44,825)
Net cash provided by operating activities	39,734	20,940
Net cash used in investing activities	(26,644)	(27,936)
Net cash used in financing activities	(13,329)	(17,041)
Effect of exchange rate changes on cash	48,803	15,439
Increase (decrease) in cash and cash equivalents	48,564	(8,598)
Cash and cash equivalents, beginning of period	501,482	664,479
Cash and cash equivalents, end of period	$550,046	$655,881

lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measures
Unaudited
The below changes in net revenue, total comparable sales, comparable store sales, and direct to consumer revenue show the dollar and percentage change compared to the corresponding period in the prior year.

Constant dollar changes in net revenue

	Thirteen Weeks Ended May 1, 2016		Thirteen Weeks Ended May 3, 2015
	(In thousands)	(Percentage)	(In thousands)	(Percentage)
Net revenue increase	$71,972	17%	$38,926	10%
Adjustments due to foreign exchange rate changes	7,292	2	15,208	4
Net revenue increase in constant dollars	$79,264	19%	$54,134	14%

Constant dollar changes in total comparable sales

	Thirteen Weeks Ended May 1, 2016	Thirteen Weeks Ended May 3, 2015
Increase in total comparable sales[1]	6%	2%
Adjustments due to foreign exchange rate changes	2	4
Increase in total comparable sales in constant dollars[1]	8%	6%
__________
1Total comparable sales includes comparable store sales and direct to consumer sales. Comparable store sales reflects net revenue at company-operated stores that have been open for at least 12 months.

Constant dollar changes in comparable store sales

	Thirteen Weeks Ended May 1, 2016	Thirteen Weeks Ended May 3, 2015
Increase (decrease) in comparable store sales[1]	3%	(5)%
Adjustments due to foreign exchange rate changes	2	4
Increase (decrease) in comparable store sales in constant dollars[1]	5%	(1)%
__________
1Comparable store sales reflects net revenue at company-operated stores that have been open for at least 12 months.

Constant dollar changes in direct to consumer net revenue

	Thirteen Weeks Ended May 1, 2016	Thirteen Weeks Ended May 3, 2015
Increase in direct to consumer net revenue	17%	27%
Adjustments due to foreign exchange rate changes	1	4
Increase in direct to consumer net revenue in constant dollars	18%	31%

Effective tax rate, excluding tax and related interest adjustments

	Thirteen Weeks Ended November 1, 2015	Thirteen Weeks Ended November 2, 2014
Effective tax rate	20.6%	30.3%
Tax and related interest adjustments[1]	9.2	—
Effective tax rate, excluding tax and related interest adjustments	29.8%	30.3%
__________
1These adjustments relate to the Company's transfer pricing arrangements and the associated plan to repatriate foreign earnings. Please refer to Note 7 to the unaudited interim consolidated financial statements included in Item 1 of Part I of the Company's Report on Form 10-Q to be filed with the SEC on or about June 8, 2016 for an explanation as to the nature of these items.

Diluted earnings per share, excluding tax and related interest adjustments

	Thirteen Weeks Ended November 1, 2015	Thirteen Weeks Ended November 2, 2014
Diluted earnings per share	$0.33	$0.34
Tax and related interest adjustments[1]	(0.03)	—
Diluted earnings per share, excluding tax and related interest adjustments	$0.30	$0.34
__________
1These adjustments relate to the Company's transfer pricing arrangements and the associated plan to repatriate foreign earnings. Please refer to Note 7 to the unaudited interim consolidated financial statements included in Item 1 of Part I of the Company's Report on Form 10-Q to be filed with the SEC on or about June 8, 2016 for an explanation as to the nature of these items.

lululemon athletica inc.
Store Count and Square Footage1
Thirteen Weeks Ended May 1, 2016
Square Footage Expressed in Thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened During the Quarter[3]	Number of Stores Closed During the Quarter	Number of Stores Open at the End of the Quarter
1st Quarter	363	11	1	373

	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter[2,3]	Gross Square Feet Lost During the Quarter[2]	Total Gross Square Feet at the End of the Quarter
1st Quarter	1,071	26	2	1,095
 __________
1Store count and square footage summary includes company-operated stores which are branded lululemon athletica or ivivva athletica.
2Gross square feet added/lost during the quarter includes net square foot additions for company-operated stores which have been renovated or relocated in the quarter.
3Excludes retail locations operated by a third party under a license and supply arrangement.